CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Experts" and to the use of our reports dated October 9, 2000 and January 15, 2001, with respect to ATEL Capital Equipment Fund IX, LLC (a development stage enterprise), dated September 15, 2000, with respect to ATEL Financial Corporation and subsidiary, and dated October 1, 2001, with respect to ATEL Financial Services LLC and subsidiary in Post Effective Amendment No. 4 to the Registration Statement (Form S-1 No. 333-47196) and the Prospectus and related Supplement dated August 31, 2001 of ATEL Capital Equipment Fund IX, LLC for the registration of 15,000,000 limited liability company units.

                                                          /s/ Ernst & Young LLP


October 25, 2001
San Francisco, California